Exhibit 99.1
Meritage Homes Appoints Dennis V. Arriola to its Board of Directors
SCOTTSDALE, Ariz., June 14, 2023— Meritage Homes (NYSE:MTH), the fifth-largest public homebuilder in the U.S., today announced the appointment of Dennis V. Arriola as an independent director to its Board of Directors, as part of its board refreshment process. His appointment brings the Board of Directors to a total of 12. The Board plans to consider Mr. Arriola for appointment to one or more board committees over the course of the next several regularly scheduled board meetings.
Mr. Arriola currently serves as an Operating Partner at Sandbrook Capital, a private equity firm focused on transforming energy infrastructure investments. Previously, he was the chief executive officer of Avangrid, Inc. (NYSE: AGR), a U.S. sustainable energy company, where he led the growth of the utilities and renewables business groups while strengthening investor engagement. Mr. Arriola brings to the Meritage Board nearly 30 years of leadership experience and a deep background in the utility and clean energy sectors, with more than 15 years serving as an executive officer. Throughout his distinguished business career, his positions included chief sustainability officer, executive vice president and group president at Sempra Energy (NYSE: SRE); chairman, president and chief executive officer of Southern California Gas Company and chief financial officer of solar technology company SunPower Corporation (NASDAQ: SPWR), San Diego Gas & Electric, and Southern California Gas Company.
His public company director experience includes ConocoPhillips (NYSE: COP) currently and Avangrid, Inc. formerly. Mr. Arriola also currently serves on the board of the Automobile Club of Southern California (AAA) and previously served on the boards of Edison Electric Institute, U.S. Chamber of Commerce, the California Latino Economic Institute, California Business Roundtable and American Gas Association. His nonprofit board memberships have included United Way of Greater Los Angeles, Latino Donor Collaborative, Southern California Leadership Council, San Diego Symphony Orchestra Association, and San Diego Foundation. Mr. Arriola holds an MBA from Harvard University and received a bachelor’s degree in economics from Stanford University.
“We are pleased to welcome Dennis to our Board,” said Steven J. Hilton, executive chairman of Meritage Homes. “As a seasoned executive, his extensive operational and financial insights will further strengthen our Board with a diverse set of leaders while his renewable energy background can help Meritage effectively navigate ways to enhance the resiliency of our new homes.”
“I am honored to join the Board of Meritage. This top five homebuilder has successfully scaled the business while delivering quality and energy-efficiency to its customers. I am excited for the opportunities to further drive their commitment to sustainability and innovation,” said Mr. Arriola.
###
About Meritage Homes Corporation
Meritage Homes is the fifth-largest public homebuilder in the United States, based on homes closed in 2022. The Company offers energy-efficient and affordable entry-level and first move-up homes. Operations span across Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.
Meritage Homes has delivered over 165,000 homes in its 37-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is an industry leader in energy-efficient homebuilding, a ten-time recipient of the U.S. Environmental Protection Agency’s ("EPA") ENERGY STAR® Partner of the Year for Sustained Excellence Award since 2013 for innovation and industry leadership in energy-efficient homebuilding, and the recipient of the EPA's 2023 Market Leader Award for Certified Homes as well as the EPA's 2022 Indoor airPLUS Leader Award.
For more information, visit www.meritagehomes.com.